Exhibit 10.1

FIRST AMENDMENT TO

2000 STOCK INCENTIVE PLAN

(AS AMENDED AND RESTATED EFFECTIVE AS OF MAY 7, 2003)

This First Amendment to 2000 Stock Incentive Plan (As Amended and Restated Effective as of May 7, 2003) (the “Plan”) is adopted by Health Care Property Investors, Inc., a Maryland corporation (the “Corporation”) effective as of January 28, 2005.

RECITALS

A. The Plan provides that each non-employee director is awarded, on the date of each annual stockholder meeting as of which such person continues as a director, (i) 2,400 shares of restricted stock, and (ii) if the Corporation’s total return to stockholders for the prior year exceeds the total return of the health care equity segment of the National Association of Real Estate Investment Trusts (NAREIT) by 3%, 600 additional shares of restricted stock. These numbers reflect adjustments as a result of the March 2004 stock split.

B. The Plan also provides that each person who is initially elected or appointed to the Corporation’s Board of Directors (“Board”) as a non-employee director shall be automatically granted 2,400 shares of restricted stock on the date such person is first elected or appointed to the Board.

C. The Board believes it to be in the best interests of the Corporation and its stockholders to amend the Plan to (i) provide for annual grants of 3,000 shares of restricted stock, without any of such shares being conditioned upon the Corporation’s total return to stockholders or any other performance criteria, and (ii) increase the number of shares of restricted stock granted upon initial appointment or election to the Board to 3,000 shares.

D. Stockholder approval of the proposed amendments is not required under the Plan or requirements of the New York Stock Exchange.

AMENDMENT

1. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan.

2. Paragraph (cc) of Section 2 of the Plan is hereby deleted in its entirety.

3. Paragraphs (a), (b) and (c) of Section 9 of the Plan are hereby amended to read in their entirety as follows:

(a) Effective as of January 28, 2005 and during the remaining term of the Plan, Non-Employee Directors shall be granted the Incentive Awards set forth below. All Incentive Awards granted to Non-Employee Directors prior to January 28, 2005, shall be governed by the Plan as in effect at the time such Incentive Award was granted.

(b) Each person who is initially elected or appointed to the Board after January 28, 2005, as a Non-Employee Director shall be automatically granted 3,000 shares of Restricted Stock Awards on the date such Non-Employee Director is first elected or appointed to the Board.

(c) Commencing with the 2005 annual meeting of the stockholders of the Company and during the remaining term of the Plan, each Non-Employee Director who is re-elected to the Board at an annual meeting of the stockholders or who otherwise continues to serve as a Non-Employee Director as of the close of an annual meeting of stockholders shall be automatically granted on such annual meeting date 3,000 shares of Restricted Stock Awards.

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The undersigned hereby certifies that the Board adopted the foregoing Amendment to the Plan on the day and year first above written.

Executed at Long Beach, California on February 3, 2005.

/s/ Edward J. Henning
Edward J. Henning
Senior Vice President, General Counsel and Corporate Secretary

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